MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 1 Operator: Greetings and welcome to the MAXIMUS Fiscal 2017 Second Quarter Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Lisa Miles, Senior Vice President of Investor Relations for MAXIMUS. Thank you, Ms. Miles. You may begin. Lisa Miles: Good morning, and thanks for joining us. With me today is Rich Montoni, Chief Executive Officer, Bruce Caswell, President, and Rick Nadeau, Chief Financial Officer. I’d like to remind everyone that a number of statements being made today will be forward- looking in nature. Please remember that such statements are only predictions, and actual events and results may differ materially as a result of the risks we face, including those discussed in Exhibit 99.1 of our SEC filings. We encourage you to review the summary of these risks in our most recent 10-K filed with the SEC. The company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances. Today’s presentation may contain non-GAAP financial information. Management uses this information in its internal analysis of results and believes this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. For a reconciliation of the non-GAAP measures presented in these documents, please see the company’s most recent quarterly earnings press release. And with that, I’ll hand the call over to Rick. Rick Nadeau: Thanks, Lisa. This morning, MAXIMUS reported solid financial results for the second quarter of fiscal year 2017. For the second quarter of fiscal year 2017, total company revenue increased 3 percent compared to the same period last year. Most of the growth in the quarter was organic, which was partially offset by unfavorable effects from foreign currency translation, most notably from the British pound. On a constant currency basis, total company revenue would have increased 4 percent compared to the same period last year.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 2 Total company operating margin for the second quarter of fiscal year 2017 was strong at 12.9 percent. For the second quarter of fiscal year 2017, net income attributable to MAXIMUS was $52.5 million. GAAP diluted earnings per share were 80 cents, which is better than expectations. This was principally due to favorable results from several volume based contracts. As a reminder, last year's second quarter included out of period revenue and pre-tax income of $15.2 million or 16 cents of diluted earnings per share. This was related to two contracts in the health services segment. The first was a change order for a large US contract. The costs were incurred in the first quarter of fiscal year 2016, but revenue and profit of $8.6 million were recognized in the second quarter of fiscal year 2016. The second was a $6.6 million contract modification for the UK Health Assessment Advisory Service contract. Excluding these items from the second quarter of fiscal year 2016, year-over- year revenue would have grown 5 percent, and diluted earnings per share would have grown 38 percent. Now I will speak to segment results, starting with health services. Second quarter revenue for the health services segment increased 6 percent compared to the same period last year, and most of the growth was organic. The segment was unfavorably impacted 3 percent from foreign currency translation. On a constant currency basis, growth for the health segment would have been 9 percent. Health segment operating margin for the second quarter of fiscal year 2017 was 16.2 percent compared to 17.2 percent reported for the same period last year. Excluding the aforementioned out of period revenue and income benefits from last year, health segment revenue would have grown 11 percent for the second quarter of fiscal year 2017. As noted in the press release, we have great news out of New York. We just finalized a three year extension of our enrollment center contract. We anticipate that the contract will continue to operate at its current run rate over the next three years. As a reminder, this contract has grown over time to include additional programs and populations. Our most recent expansion was the new customer contact center in Rochester in the fourth quarter of fiscal year 2016. In addition, we recently competed contract year two of the HAAS contract. We are pleased to report that the contract performed well in the quarter, and we expect it to deliver a full year operating margin in our targeted range. Rick will provide additional details about both contracts in his remarks. I will now address the US Federal Services Segment. As expected, second quarter revenue for the US federal segment decreased 3 percent compared to the same period last year. As we disclosed last quarter, the largest driver of the revenue decline was the ramp down of the work

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 3 for the US Department of Veterans Affairs that ended in April. Operating margin for the second quarter of fiscal year 2017 was 12.1 percent. This was better than expectations and driven by favorable results in several volume based contracts. I will now speak to financial results for the human services segment. For the second quarter, revenue increased 2 percent compared to last year. Nearly all of the growth in the quarter was organic, which was partially offset by the expected decreases in our United Kingdom operations. As a reminder, the work program contract is winding down, which unfavorably impacted revenue and operating income in the second quarter. New case referrals to the program ended on March 31, 2017. Under the contract, we are required to service these cases for up to two years. So, we expect that revenue from the work program will continue to decrease over the next several quarters. Human services segment operating margin in the second quarter of fiscal year 2017 was 7.5 percent. I will now briefly discuss cash flows and balance sheet items. In the second quarter, MAXIMUS delivered strong cash flows with cash flow from operations of $65.7 million and free cash flow of $60.5 million. Days sales outstanding totaled 69 days at March 31, 2017, which is in line with our expectations. During the three months ended March 31, 2017, we used net cash of approximately $34.8 million to pay down our long term debt. We ended the quarter with $115 million drawn on our US credit facility and less than $1 million of other cash borrowing obligations. Share repurchases in the quarter were immaterial, and at the end of the quarter, we had approximately $109 million remaining under the board authorized program. Our balance sheet remains healthy and continues to offer us flexibility for capital deployment and investments. At March 31, 2017, we had cash and cash equivalents totaling $94.9, most of which was held outside of the United States. We remain committed to sensible and practical uses of cash to create long term shareholder value. As a reminder, our priorities for capital allocation include selective acquisitions to enhance our ability to pursue new growth platforms, quarterly cash dividends, opportunistic share repurchase programs and use of excess cash to pay down our debt. I will close my prepared remarks with guidance. Our performance for the first half of fiscal year 2017 was strong with constant currency revenue growth of 8 percent and an operating margin of 12.5 percent for the six months ended March 31, 2017. With solid performance to date, coupled with some expected incremental tax benefits, we are narrowing our earnings guidance for fiscal year 2017 by raising the lower end from $2.90 to $3.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 4 We now expect full year GAAP diluted EPS to range between $3 and $3.10. We are maintaining our revenue guidance range of $2.425 billion to $2.475 billion for fiscal year 2017. We have no changes to cash flow guidance, although it is worth noting that we have a bias toward the top end of the range. We still expect cash provided by operating activities to be in the range of $230 million to $280 million and free cash flow to range between $170 million and $220 million for fiscal year 2017. We now expect our effective tax rate for fiscal year 2017 to be in the 35 to 35.5 percent range with a bias toward the lower end. This is tied to ongoing tax initiatives, which we believe will be completed by September 30, 2017 and provide a benefit in this fiscal year. Thanks for your continued interest, and now I will turn the call over to Rich. Rich Montoni: Thank you, Rick, and good morning, everyone. Our solid results in the second quarter confirm that we remain on track to achieve our financial and operational objectives for fiscal 2017. As you know, land and expand is an important element of our long term growth strategy. This morning, I will provide some additional color on the contract extension in New York and an update of our United Kingdom operations. As Rick mentioned, we received a three year extension of the New York Enrollment Center contract. This contract has served as a vehicle for the state's efforts to gain program efficiencies by streamlining the eligibility and enrollment process for multiple health insurance benefit programs. The contract extension demonstrates the solid partnership we have forged since the start of the contract in 2010. Over time, we've helped the state serve new populations and programs. Our original scope of the work was processing renewals for public health insurance participants in 25 counties through a centralized enrollment center in Albany. The state designed the enrollment center to be scalable and serve as a blueprint for its state-based exchange. In 2013, we began providing eligibility and enrollment support for the exchange and its associated health insurance programs, including Medicaid, CHIP, qualified health plans and the small business marketplace. In 2015, we assisted the state in implementing its basic health program known as the Essential Plan. As part of this effort, we assumed the responsibility for eligibility support, enrollment, renewals and other case management functions for the populations served. As we discussed on our call last August, we now have a second location in Rochester where we are providing additional administrative and contact center services for several health programs that we now support throughout the state. This example underscores the importance of constantly bringing innovation and delivering additional value to our clients.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 5 Turning now to our operations in the United Kingdom where we recently expanded our presence in Scotland - this is part of the ongoing trend of governments to devolve programs to local authorities. As part of this initiative, the Scottish government has put in place a few transitional employment services programs. I'm pleased to share that our Remploy business has won two small but strategic transition contracts. They are the Work First Scotland and Work Able programs. We began work on both contracts last month. Each contract covers a 12 month period, and together, their combined value is approximately $7 million. Work First Scotland is the replacement for the larger UK Work Choice Program. Work Able is a specialist program for helping people with health conditions and other barriers into employment. Under both programs, Remploy will support nearly 5,000 job seekers. Remploy has maintained a significant presence in Scotland for more than 70 years. These new wins help position Remploy as one of the largest national employment support providers in Scotland. As many of you know, we just closed out contract year two for the Health Assessment Advisory Service. We are proud of the significant progress we've made, and today, I'd like to share some highlights from contract year two. One of the key business process changes we implemented over the last year was a new operating structure that put better management information in the hands of our operators. The result is a single line of accountability with better data in reporting where staff have greater clarity on the delivery of key performance metrics to help us achieve our contract goals. Since the start of the contract, we doubled the number of healthcare professionals, which helped us achieve a record volume of assessments in contract year two. We completed 1.1 million assessments, a 17 percent increase over contract year one. In addition, we significantly decreased the length of time it takes for a customer to be assessed. These efforts have helped improve the overall customer experience. As a result, customer satisfaction stands at 94 percent. We remain ever-mindful of the varied needs of the populations we serve, so we introduced new training to better address fluctuating conditions and increase the number of mental health champions. The period of time from concept to contract maturity often takes years, and we're pleased to be hitting the key operational and financial metrics. We applaud the UK team for the meaningful steps they continue to take towards improved service delivery for the participants of this highly visible program.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 6 Moving on to new awards in pipeline, with the extension of our New York Enrollment Center contract, our year-to-date signed contracts came in strong at $1.5 billion. We also had an additional $155 million in awarded unsigned contracts at March 31st. Our pipeline of opportunities at March 31st was 3.3 billion. Sequentially, the pipeline is down from 4 billion last quarter, due in large part to the positive fact that a high value of contracts converted from pipeline to awards. We also continue to see some procurement delays and experience other normal course fluctuations, which includes losses, cancellations and no-bids. For example, we lost a couple of contracts where we went after work held by other vendors in the Medicaid enrollment broker space. Of the $3.3 billion pipeline, roughly half is new work and reflects opportunities across all three segments and our current geographies. Bear in mind that the conversion of the sales pipeline into future revenue growth will ultimately depend upon win rates, the timing of awards, how they ramp up and the rate of recurring revenue. In conclusion, our outlook continues to be shaped by the current day dynamic environment. We are still experiencing a period of pause in our industry, and as we have done in the past, we are using this time to best position the company for growth when the momentum picks back up. This includes refining our processes, investing in new platforms, bringing in key people, examining potential new markets and other strategic initiatives. As we've often said, there will be years when we operate above our 10 percent long term growth target and periods of time, like now, where revenue growth is expected to be less than 10 percent. From a top line perspective, our industry is currently in an environment where single digit growth seems more reasonable. We will complete our bottoms up planning process for the next year this fall and will issue formal guidance for fiscal 2018 on our November call. Despite the pause we are experiencing today, our long term outlook continues to be positively influenced by macro demographic, economic and legislative trends. Populations that are aging have complex health care needs and face substantial barriers to economic security are increasing demand for outcome based government programs around the world. We believe governments will continue to seek out partners like MAXIMUS who can achieve the outcomes that matter through cost effective and efficient solutions. And with that, we'll now move on to Q&A. Operator?

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 7 Operator: Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions. Our first question is from Brian Gesuale from Raymond James. Brian Gesuale: Yeah, good morning, guys. Rich, wanted to follow up on some of your commentary and really talk a little bit about 2018. You've been consistent in your messaging that not every year is going to be a double digit growth year for you guys. Clearly, new awards have been interrupted with some of the political instability here. Can you maybe broadly frame some of the puts and takes and help us hone in on a range of potential outcomes for next year? Rich Montoni: Good morning, Brian. I'd be glad to do that. And I think I touched upon really the platform upon which this discussion has to occur. And I do think, as I've said many times before, that given--relative to our long term growth target of 10 percent plus--there'll be years when we're north of that, there'll be years where we're south of that. And as we think through that in the business model, certainly, this is a period of time where the industry goes through a pause. Interesting enough, we see that pause here in the U.S. and in the United Kingdom. And these period of pause cause our clients to effectively pause moving forward new initiatives to decide what are those new initiatives, what are those programs, what are their priorities and does it flow down in terms of the new regulations, as well. Not only here in the US is it a weekly issue as it relates to the health care situation, it feels like it's even more frequent than a daily issue. It's--as we speak even today, we understand we could see some legislative action relative to the health plan. And this is a really good example. Whether or not our U.S. healthcare program, the Affordable Care Act measures pushed down to the state, whether they become more state based and states move forward with rate waivers is a very important aspect of the health care program here in the United States upon which we're basically sitting here, you know, bated breath and preparing ourselves. Our teams are working with our clients and our prospects to be prepared to move forward as soon as that decision is made. And that's just an example of what we see in a pause situation. We sense a lot of pent up interest, demand, conversations, currents. And once this logjam breaks, I think we're going to see a different dynamic.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 8 And hence, you know, as we look forward, you have to ask the question what's the growth rate look like for the remainder of this year. I think we've done a very good job, and we've got good visibility, and we've shared with you where we think this year will end up. And as we enter into '18, the question becomes what--to what extent does this free up. That's to be determined. Certainly, in a pause mode, it sets the table for single digit as opposed to double digit type growth. But, some of that's to be determined. Hope that's helpful. Brian Gesuale: Great, Rich. Yeah, it is. Great. Thank you. Just a real quick follow up - you guys have been executing really well and raised the midpoint of earnings guide by about a nickel. Can you maybe just break apart what is tax related and what was execution related? Thanks very much. Rich Montoni: Rick Nadeau is going to address that one. Rick Nadeau: Yeah. Thanks, Brian. I think if you look at the midpoint of where we were at $3 and you look at the midpoint of where we are now, $3.05, and look at the tax rates, I think about 1.5 cents of that 5 cents is attributable to tax rates. Brian Gesuale: Great. Thanks so much. Rick Nadeau: Okay. Rich Montoni: Sure. Lisa Miles: Thanks, Brian. Next question please. Operator: Our next question is from Richard Close, Canaccord Genuity. Brian Hoffman: Hey, good morning. This is Brian Hoffman in for Richard. In the conclusion of your slide deck, you indicated that single digit top line growth is reasonable for the short term. And looking at consensus, estimates are looking for about 5.5 percent. But, in looking at earnings, the Street seems to be looking for just under 10 percent growth. So, we're just curious how you view that assumption. Do you think that might be aggressive, or are you maybe expecting some sort of margin improvement next year? Thanks. Rich Montoni: I'm going to hand this over to Rick Nadeau in a moment, but I would say, first off, we need to put it in perspective. Our comments don't constitute formal guidance. You know, we go through a bottoms up process, which we've launched already. We wrapped that in the fall, and we share our insights with you I think in the November call. So, stay tuned for that in terms of formal guidance. But, Rick's going to comment on the commentary that we do have in the slides.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 9 Rick Nadeau: Okay. Thanks, Brian. I think I can give you some data points that can probably help you here. I think our guidance for FY '17 implies a total company operating income margin of 12.9 percent. And I think if you look at recent history, that's been a high of 13.9 percent in FY '13, and it's been as low as 11.9 in FY '16. FY '16, you remember, was tempered by startup costs that were there. I think if you look at your consensus guidance out there, I think that where--I reverse engineer your tax rate at about 33.6 percent. That would imply an operating income margin of 13.4. So, that is in the range of, you know, where we've been historically and where we are today. I would tell you, though, that if you look at our tax rate today, you'll see that it was better than what we thought it was going to be. I think in future years, I think you should be modeling a tax rate that's more like 35 to 36 percent and lower than what I can reverse engineer with what is in your consensus. Does that help you? Brian Hoffman: Yes, that's helpful. Thank you. And with respect to the pipeline, last quarter, you talked about 250 million in the pipeline. That got pushed out. Just wondering if you have any update on some of those contracts? Rich Montoni: This is Rich. We did mention last quarter we had about 250 million. I think we said we expected it to take about six months for that to roll back in. And we've seen some of it come back in, not all of it come back in. But, the commentary would be we've seen some of it come back in, and I think it's going to take a little more time to see the remainder of it come back in. Brian Hoffman: Great. Thanks. And one more for me - in both the US federal and human services segments, you had contracts either ending or winding down. So, just curious if, for each of these contracts, you're able to provide contribution this quarter and last year so we can look at the segments excluding those contracts? Thanks. Rick Nadeau: Oh, I think you're talking about the VATPA contract that is in the segment area, and I would say that that revenue is probably in the 15 million or so range for this year is what we have in this year's guidance. And that's lower than the prior year. And then on the work programme that's winding down in the United Kingdom, I think that's about a $65 million program in FY '17. And as we said, that will, you know, work its way down over time over the next two years. That's Work Choice and Work--. Brian Hoffman: --Great.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 10 Rick Nadaeu: I'm sorry. That's the Work Choice and the Work Programme. The Work Programme is the one that is ending, so the portion of that 65 million that is Work Programme will be working its way down over time. Brian Hoffman: Great. Thanks for the questions. Rick Nadeau: Okay. Rich Montoni: You bet. Next question please. Operator: Our next question is from Dave Styblo from Jefferies. Dave Styblo: Hi there, good morning, and thanks for the questions. I just want to come back to the current environment. You guys had talked about this mid-single digit. Are you able to sort of refine that a little bit more as we look forward into '18 in terms of what the key puts and takes to that would be in terms of specifically how much confidence you have to say that? And I guess the angle I'm coming from is you've got 2 percent reported growth this year, which I think is more like 4 percent excluding FX. And so, from there, I think it would imply a bit of an acceleration. So, I'm just curious what you would see waning or what visibility you have on things to accelerate that when you still do have some contracts that are winding down like the UK Work Programme and Department of VA? Rich Montoni: Yeah, I think this--on fiscal '18, I don't think I was saying mid-single digits. I think I was referring to a single digit environment. And I don't infer mid-single digit. It's just too soon to put any specificity on a single digit at this point in time. The major variables in my mind, obviously, is new work that comes to the table. A big variable there will be here in the United States, what do we do with this health care program, what additional work will be required, when does that come to the table and when do we recognize it or realize it as revenue. Just one subset of that would be this concept of a work requirement, which we're hearing discussed extensively. And Bruce Caswell, who's here with me day in and day out--in a minute, I'm going to ask him to give you a little more color on what we see out there in our industry that--it's really at the heart of your question, the answer to your question, what work might come across our transom that would move the needle meaningfully in our fiscal '18 guidance we provided in November. But, the variables would be new work that we manage to develop in the meantime. Obviously, we need to be cognizant of the erosion factor. Some work does normally erode, and it's a big difference in a year when you've got 2 or 3 or 5 percent erosion versus 10 percent. That'll move the organic needle 5 percent, as you can appreciate. So, that would be the two big variables.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 11 Bruce, any color you'd like to add in terms of what you see in the market? Bruce Caswell: Yeah, thanks, Rich. And, Dave, I think one thing is, you know, we're now, you know, in May, and our clients--one thing to think about is the open enrollment year five, which is just in front of us for the health insurance exchanges. So, a lot of what's being discussed in terms of revisions to the Affordable Care Act and the American Healthcare Act really won't be implemented until subsequent years. So, point one is, you know, how stable is the base of current business for the health insurance exchange business. And we've had a lot of conversations with our clients on two fronts. One is, you know, how should we be thinking about open enrollment year five, and it's basically steady as we go, stay the course, business as usual, prepare for the ramp-ups as we have in prior years. And then number two is, you know, what does the market really look like and what does the environment look like, you know, after that, if there--if we have a revision to the current act. And the clients recognize that a massive investment has been made in the infrastructure to support the basic business process of application, eligibility determination and enrollment for these individuals. And these are infrastructures that will be sustained over time because the basic problem and the need to get and keep people insured isn't going away. Now, as Rich said, to kind of finish the question, there will, however, be probably broader state authority through the waiver process. And CMS has been guiding a number of states to use 1115 waivers to advance the comment--the concept of work requirements for the Medicaid population. Presently, there are five states that are headed in that direction. Indeed, in fact, Indiana already has a modest work requirement affiliated with their program. Kentucky's waiver application is first in the queue and likely to be decided, and that would require able bodied adults without dependents--the acronym we use around here is ABAWD--to be engaged in community engagement requirements, volunteer work, participate in job training and so forth. There are a number of other states, including Arizona, Arkansas, Maine, Wisconsin that have all similarly indicated an interest in implementing work requirements. Now, when you think of MAXIMUS, we are really quite uniquely qualified to help states in that bridge between a health program and a human services program delivery model. So, those are some of the dynamics that we're seeing out there. And I'd add only one other thing, and that is, with the Trump Administration, the broad themes that we're seeing regarding program efficiency and the importance of assessing whether work can be done by the private sector in addition to government agencies, increased accountability on programs meeting the needs of citizens like veterans, moving programs toward individual responsibility like the work requirement in Medicaid that I just mentioned, and then lastly, still kind of at the early days, the

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 12 importance of looking at the total cost of government and how these functions can be performed more efficiently - those are all broad themes that we're seeing, and we think that over time, as Rich has mentioned, that'll be translated into legislation regulation and procurement activity. Dave Syblo: Got it. And then if I could just ask on the pipeline, so you went from 4 billion last quarter to 3.3 billion. A big chunk of that move I think is the value of signed contracts was worth a billion. So, that would sort of imply that you guys picked up some new business in that pipeline to replace it. Can you just crosswalk that bridge a little bit more and let us know how much of that 1 billion is new work versus existing work? Rich Montoni: Good. I think there's two things to crosswalk. One is, as we look at the dynamics and the roll forward of the pipeline, you're right, we started the quarter with about 3.9, a little bit over 3.9 billion in pipeline. The net award in the quarter, not year-to-date but in the quarter was a little bit over a billion. So, that subtotal is at 2.9 billion. To get back to the ending number of 3.3, it means we added a little bit over 400 million back into the pipeline. So, I think that's really good pipeline dynamics. Any time you convert a good portion of the pipeline to a win is good news. And given the nature and the significance of the New York situation, that's very, very good news. In terms of how much of the awards in the quarter represents new work, historically, we don't break out the new work component of the year-to-date or the quarter awards. The reason we do that is, frankly, we alternatively factor the new work element, as you would expect, into our annual planning, in our guidance, in our quarterly updates to that because it's not only how much was new in the quarter, but in what year and what period will you recognize that, and you also need to feather in work that might go away. So, we think a better more refined approach is just to feather all of that into our quarterly update and guidance. That aside, if we do have a meaningful significant new win in any period, we will share the details of that with you if we're permitted to do it--permitted by our client to share those detail. I hope that helps. Dave Styblo: It does. Thanks. Rich Montoni: Sure. Operator: Ladies and gentlemen, as a reminder, please press star, one to ask a question. Our next question is from Brian Kinstlinger from Maxim Group.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 13 Brian Kinstlinger: Great, thanks. You know, when I look at the $1 billion roughly of awards in the quarter the last three months, I'm trying to understand the largest puts and takes. So, maybe, can you quantify the New York three year extension, because it seems quite a large number for not understanding where the large pieces are? Rich Montoni: Fair enough, Brian. We're going to ask Bruce Caswell to respond to that question. Bruce Caswell: Hi, Brian. Good morning. So, as you know, oftentimes, our clients actually do prevent us from disclosing a lot of specific contract details, so what I'm about to tell you I need to give you what is really publicly available that the state has listed on its procurement website, and that's the value of $2.5 billion over 10 years. Now, it's important to note that that's not all just incremental go forward. The start date for that would be August of 2010, August 20th, 2010 and the end date of that is August 19th, 2020, so 2.5 billion over ten years. Brian Kinstlinger: Okay. So, that helps explain it. And then can you quantify the headwind of contracts that are already winding down that you know in fiscal 2018? What--you know, sometimes, you have a slingshot. Sometimes, you have a headwind. What is the headwind that you already know in fiscal 2018? Rich Montoni: You know, I think we've given you a heads up on what those are. And by the way, again, we take all of that and, at the beginning of every year and every quarter, we refresh it. We do bottoms up existing contracts, we run them out, and that becomes the basis for any updates that we provide to you as it relates to our guidance. So, all of it's baked into what we've shared with you. I do think that we've given you a heads up in terms of those individual contracts that are meaningful in that regard. We talked about our federal contract with the VA. We've talked about what's going on in the United Kingdom with the wind down of their program. And we've talked about Part A, the contract we lost. Those are the three that come to mind as being meaningful on an individual basis worthy of mention that we can mention. Nothing new in that context this quarter, by the way. Brian Kinstlinger: Okay. Rich Montoni: Okay? Lisa Miles: Brian, do you have another question? Brian Kinstlinger: No, I--that was it. I really wanted to understand fiscal '18, not '17, the number, but I guess you'll share that another time.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 14 Rich Montoni: Okay. Lisa Miles: Okay. Thanks, Brian. Next question please. Operator: Our next question is from Jamie Stockton with Wells Fargo. Jamie Stockton: Hi, good morning. Thanks for taking my questions. Maybe to start with, in this period where, you know, we're in kind of a pause environment, can you talk about your thoughts on M&A and whether or not, you know, that's a lever that could be used to try to create shareholder value, you know, when maybe there aren't a lot of awards being made? Rich Montoni: Jamie, I'd be glad to talk about that. And our views on M&A are as follows - one, we do have an active M&A program. We have dedicated staff in the M&A space. We don't think we're compelled to go out and do an M&A to grow the company. We think, we're positioned to grow, just given by the--given the macro drivers in our existing space. However, particularly over the longer term, we think M&A is a great way to make sure we keep our saw sharp, and we do use it strategically. We have strategic interests to advance our business. That might be in geographies that we think are right for expansion. It might be to acquire new capabilities or additional capabilities where we see demand exceeding supply. And we do have several opportunities on our plate as we speak today, and naturally, they would--and frankly, they'd range from tuck-ins to more meaningful acquisitions. And I've had conversations to share with you that there is a size of acquisition that is a factor, and at the end, I'd say we're not compelled to go out and make an acquisition to grow. We use it as a strategic tool. And, yes, we're very active in that space. Jamie Stockton: Okay, that's great. And then maybe just quickly on the pipeline, can you talk about--you know, you obviously have this 3.3 billion that you've identified at this point. You know, I assume that there are thresholds that you guys set internally where a piece of business has to have a certain ROI or, you know, you have to, you know, believe that it's going to deliver a certain level of profitability for you to go after it. In periods where maybe we're entering more of a pause environment, you know, do those thresholds change at all, or, you know, are they relatively rigid? If you could just give us some color on that, that'd be great. Rich Montoni: I'll share some comments, and I'll ask Rick Nadeau if he wants to jump in, as well. But, we do have a process here, a business review committee that looks at every significant piece of new business that crosses our transom. We consider many dimensions to new work. Obviously, the financial aspects of new work are very, very important. We tend to take a long-term view at these relationships, at these program. And I think, sometimes, that serves as a competitive advantage and creates long-term shareholder value.

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 15 For example, what that might mean is we may expect to have meaningful upfront losses on a contract for a year and sometimes longer than a year. But, when you look at the long term shareholder aspects, they're very, very compelling. So, we do have a process. We operate in the context that we have a portfolio and we take a portfolio view where we'd like the consolidated portfolio to fall within the 10 to 15 percent range. Historically, it's very much been within that range. That being said, we will have some bid opportunities, new work opportunities that are well south of that range and some that are north of that range and will vary for such reasons as the type of contract that we're bidding or our desire to get into a new market. So--and your--to answer your question relative to do we change the--it's--by the way, it's not rigid criteria, but do we change our criteria in pause periods like this. I like to think we don’t change our criteria. We take a long term view of the opportunities. Rather, we use these pause periods to really better position the company when we do see a resurgence and the logs freeing up in the logjam. Rick, anything you'd like to add? Rick Nadeau: No, I think that was well said. The only thing I'd add is that, you know, when we talk about a contract at the beginning of our term on the contract, the operators are proud, and they do work hard and improve those margins over time. So, over the life of a contract, you'll see it improve within those ranges and within the thresholds that Rich talked about. But, obviously, it's judgmental, and we always take a long term view. Jamie Stockton: Great, that's great. Thank you. Rick Nadeau: You bet. Rich Montoni: Next question please. Operator: Our next question is from Frank Sparacino with First Analysis. Frank Sparacino: Hi, guys. Maybe for Bruce - just on the Medicaid waiver side of things, I'd be curious to get your perspective first. I mean, I know there's been a lot of talk around some of the changes to Medicaid programs that you alluded to, but, you know, do you get the sense that there are a lot of states sort of in a wait and see mode to see what happens with some of these early waiver sort of votes. You know, if Kentucky's successful and others are successful, do you feel like, you know, that's a stimulant to other states to really start pushing forward? Is there something that's kind of holding others back at this stage?

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 16 Bruce Caswell: That's a great question, Frank. I think a couple things - first of all, I think you're absolutely right that the states are kind of looking at one another and figuring out how--you know, who wants to follow whom. There has been some discussion, as I understand it, about whether there could be a waiver approval streamlining process. In other--and there--it could take two forms. One could be that if a waiver has already been approved for a certain state and a subsequent waiver from another state is largely identical in terms of the kind of form and substance of it--so, take, for example, pushing a work requirement, I don't know, down to the federal poverty level or even in some instances below the federal poverty level as part of Medicaid, if that's kind of in a template version already been preapproved, then other states may be able to be kind of grandfathered under that model. I've heard some discussion of that. Another approach that folks in the industry have been theorizing is whether the waiver process itself, which historically, you know, it takes time to get through, it's not been the fastest process, might in some instances be supplanted by authority granted to states to actually modify their programs through their state plans because every state has to submit a state plan for Medicaid, for example, and other programs. But, there may be broader authority given to states where they could just indicate the changes they're making as part of the normal state plan amendment process, which is actually a faster track. So, I think there's two things going on. One is the uncertainty around what are we really going to get in terms of, you know, the Affordable Care Act and a potential replacement because that has implications on Medicaid beginning in 2020 - specifically for Medicaid expansion states, as you know. And so, there's uncertainty there that's I think fueling maybe some states waiting and seeing. And then there's some clarity the states are seeking in terms of how the process is going to work within CMS. And as you know, while key positions in CMS have been filled like that of the Administrator, other positions continue to be filled along the way. And I think things will become more clear as we go. I think it's interesting that there are already the five states that I mentioned that have kind of lined up with the work requirement waivers. I would think we'll also start seeing states seeking greater use of call it kind of consumer engagement or personal responsibility waivers as it relates to some aspect of consumers having a financial stake in Medicaid. In other words, whether they're participating through a co-pay or a deductible or some type of account like in Michigan in Governor Snyder's state where you effectively are in credit for healthy lifestyle choices. That's another thing to keep watching. Does that help?

MAXIMUS Fiscal 2017 Second Quarter Conference Call May 04, 2017 Page 17 Frank Sparacino: Yes, very helpful. And if I could just sneak in one other question - on the sort of other programs, I don't think there's been any discussion on this call around LTSS, but just be curious on sort of the level of activity there. I know there was an RFP in the state of Pennsylvania, I believe, but any material sort of changes in that space? Bruce Caswell: You know, I can't comment on specific RFPs in the marketplace, but I would just say I think that, overall, we remain pleased with the level of procurement activity as it relates to LTSS. And I would call--I would put--couple with that related activity around assessments, assessments related to pre-admission screening residency reviews, supports intensity scale assessments and other assessments, particularly the types performed by Ascend Management Innovations, which as you know is a company with whom we combined just over a year ago. So, I think we're pretty pleased with progress in that marketplace. Frank Sparacino: Thank you guys. Lisa Miles: Thanks, Frank. Rich Montoni: Thank you. Next question please. Operator: Ladies and gentlemen, we have reached the end of the question and answer session and are out of time for today's call. MAXIMUS thanks you for your time and participation. You may disconnect your lines at this time.